EXHIBIT 23



               Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Numbers 2-63714, 2-86984, 2-87299, 2-86985,
33-1764, 33-58544, 2-55398, 33-66436, 33-66438, 33-66442, 33-66440,
33-54719, 33-54721, 33-54723, 33-54725, 333-29789, 333-52639, 333-78991
and 333-78989) of Modine Manufacturing Company and Subsidiaries of our reports dated April 28, 1999 on our audits of the consolidated financial statements and financial statement schedule of Modine Manufacturing Company and Subsidiaries as of March 31, 1999 and 1998, and for each of the three years in the period ended March 31, 1999, which reports are included in the 1999 Annual Report, which is incorporated herein by reference or included in this Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP


Chicago, Illinois
June 16, 1999

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